Exhibit 99

Titan International, Inc. CEO files Form 4

    QUINCY, Ill.--(BUSINESS WIRE)--Aug. 18, 2004--Titan International, Inc. (NYSE:TWI) President and CEO Maurice Taylor Jr. intends to sell up to 40,000 shares of Titan International common stock owned by the Maurice and Michelle Taylor Foundation. The Foundation funds are primarily used to award college scholarships to children of Titan employees. In addition, Maurice and Michelle Taylor will sell up to 450,000 shares of TWI stock held in their name to pay personal financial obligations. A Form 4 has been filed for 180,600 shares sold and any further sales will also be filed with the Securities and Exchange Commission.
    "I personally have not sold any Titan stock for more than seven years, however, in March 2004, the Foundation sold 10,000 shares at approximately $5 per share and since then the stock price has doubled," stated Maurice Taylor Jr., Titan president and CEO. "I have obligations for the use of these funds. After these transactions, I will still hold approximately 1.8 million shares, including over 300,000 in stock options, so I hope the price doubles again."
    This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2003.
    Titan International is a leading supplier of wheels, tires and assemblies for off-highway equipment used in agriculture, earthmoving/construction and consumer markets. The earthmoving/construction market includes products supplied to the U.S. military and other government entities, while the consumer market includes all terrain vehicle and recreational/utility trailer applications.

    CONTACT: Titan International, Inc.
             Lisa Ross, 217-221-4489